Exhibit 10.1

FIVE-YEAR CREDIT AGREEMENT

dated as of January 21, 2015,

among

HESS CORPORATION,

HESS OIL AND GAS HOLDINGS INC.,

HESS INTERNATIONAL HOLDINGS LIMITED,

HESS CAPITAL SERVICES LLC,

HESS (NETHERLANDS) OIL AND GAS HOLDINGS C.V. and

HESS OVERSEAS FINANCE INVESTMENTS CENTRE LIMITED,

as initial Borrowing Subsidiaries,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

THE ROYAL BANK OF SCOTLAND PLC,

GOLDMAN SACHS BANK USA and

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agents

BANK OF AMERICA, N.A., BNP PARIBAS, CITIBANK, N.A.,

DNB BANK ASA, NEW YORK BRANCH, HSBC BANK USA, N.A.,

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF NOVA SCOTIA and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

RBS SECURITIES INC.,

GOLDMAN SACHS BANK USA and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arrangers and Joint Bookrunners

$4,000,000,000 REVOLVING CREDIT FACILITY

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Guarantee

ARTICLE X

Miscellaneous

SECTION 10.01.	Notices	79
SECTION 10.02.	Waivers; Amendments	81
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	82
SECTION 10.04.	Successors and Assigns	84
SECTION 10.05.	Survival	87
SECTION 10.06.	USA PATRIOT Act	88
SECTION 10.07.	Counterparts; Integration; Effectiveness	88
SECTION 10.08.	Severability	88
SECTION 10.09.	Right of Setoff	88
SECTION 10.10.	Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity	89
SECTION 10.11.	WAIVER OF JURY TRIAL	89
SECTION 10.12.	Headings	90
SECTION 10.13.	Confidentiality	90
SECTION 10.14.	No Fiduciary Relationship	91
SECTION 10.15.	Conversion of Currencies	91
SECTION 10.16.	Interest Rate Limitation	91
SECTION 10.17.	Notices under Existing Credit Agreement	92

SCHEDULES:

Schedule 2.01	Commitments
Schedule 2.05	Swingline Commitments
Schedule 2.06	Issuing Banks; LC Commitments; Existing Letters of Credit
Schedule 3.10	Scheduled Debt
Schedule 6.01	Existing Liens
Schedule 6.06	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Note
Exhibit C	Form of Opinion of Counsel to the Company
Exhibit D	Form of Notice of LC Activity
Exhibit E	Form of Notice of LC Request
Exhibit F-1	Form of Borrowing Subsidiary Agreement
Exhibit F-2	Form of Borrowing Subsidiary Termination

FIVE-YEAR CREDIT AGREEMENT dated as of January 21, 2015, among HESS CORPORATION, a Delaware corporation; HESS OIL AND GAS HOLDINGS INC., a Cayman Islands exempted company incorporated with limited liability, HESS INTERNATIONAL HOLDINGS LIMITED, a Cayman Islands exempted company incorporated with limited liability, HESS CAPITAL SERVICES LLC, a Delaware limited liability company, HESS (NETHERLANDS) OIL AND GAS HOLDINGS C.V., a limited partnership formed under the laws of The Netherlands, represented by its general partner (beherend vennoot) Hess Netherlands Partnership Holdings, LLC, and HESS OVERSEAS FINANCE INVESTMENTS CENTRE LIMITED, a Cayman Islands exempted company incorporated with limited liability, as Borrowing Subsidiaries, and each other Borrowing Subsidiary from time to time party hereto; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accommodation Guarantee Indebtedness” has the meaning assigned to such term in clause (e) of Article VII.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Documentation Agents and the Syndication Agents.

“Agreement” means this Five-Year Revolving Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to the Facility Fees or any Eurodollar Revolving Loan or ABR Revolving Loan, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, “Eurodollar Spread” or “ABR Spread”, in each case based upon the Public Debt Ratings applicable on such day:

Public Debt Rating	Facility Fee Rate	Eurodollar Spread	ABR Spread
Level I ≥ A3 / A-/ A-	0.100%	0.900%	0.000%
Level II Baa1 / BBB+/ BBB+	0.125%	1.000%	0.000%
Level III Baa2 / BBB/ BBB	0.175%	1.075%	0.075%
Level IV Baa3 / BBB-/ BBB-	0.200%	1.300%	0.300%
Level V < Baa3 / BBB-/ BBB-	0.250%	1.500%	0.500%

For purposes of the foregoing, (a) if only one or two of the Rating Agencies shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available rating or ratings; provided that if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Rate will be determined by reference to Level V as set forth in the grid above; (b) if none of the Rating Agencies shall have in effect a Public Debt Rating, the Applicable Rate will be determined by reference to Level V as set forth in the grid above; (c) if the Public Debt Ratings established by the Rating Agencies shall fall within different Levels, the Applicable Rate shall be determined by reference to the lower of the two highest Public Debt Ratings, provided that if the higher of such two Public Debt Ratings is more than one Level above the second highest of such Public Debt Ratings, the Applicable Rate shall be determined by reference to the Level immediately above that corresponding to such second highest Public Debt Rating; (d) if the Public Debt Rating established by any Rating Agency shall be changed, such change shall be effective as of the date on which such change is first announced publicly by such Rating Agency; and (e) if any Rating Agency shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Rating announced by such Rating Agency shall refer to the then equivalent rating by such Rating Agency.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., RBS Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as the joint lead arrangers and joint bookrunners for the credit facility established hereunder.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person, and (b) a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and to the same Borrower and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan or group of Swingline Loans made on the same date or (c) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and to the same Borrower and as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for Revolving Loans or Swingline Loans in accordance with Section 2.03 or 2.05, as applicable.

“Borrowing Subsidiary” means (a) each of Hess Oil and Gas Holdings Inc., a Cayman Islands exempted company incorporated with limited liability, Hess International Holdings Limited, a Cayman Islands exempted company incorporated with limited liability, Hess Capital Services LLC, a Delaware limited liability company, Hess (Netherlands) Oil and Gas Holdings C.V., a limited partnership formed under the laws of The Netherlands represented by its general partner Hess Netherlands Partnership Holdings, LLC, and Hess Overseas Finance Investments Centre Limited, a Cayman Islands exempted company incorporated with limited liability, each a Consolidated Subsidiary, and (b) each other Subsidiary that has been designated as a Borrowing Subsidiary pursuant to Section 2.20, other than any such Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.20.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1, duly executed by the Company and the applicable Borrowing Subsidiary and approved by the Administrative Agent.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2, duly executed by the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude, when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means, with respect to any Person which is the lessee thereunder, any lease or charter of property, real or personal, which would, in accordance with GAAP, be recorded as an asset under a capital lease on a balance sheet of such Person.

“Capitalized Lease Obligation” means, with respect to any Person on any date, the amount which would, in accordance with GAAP, be recorded as an obligation under a Capital Lease on a balance sheet of such Person as lessee under such Capital Lease as at such date. For all purposes of this Agreement, Capitalized Lease Obligations shall be deemed to be Debt secured by a Lien on the assets subject to the applicable Capital Lease.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Competitive Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and acquire participations in Letters of Credit and Swingline Loans, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in an incremental commitment agreement referred to in Section 2.09(e) pursuant to which such Commitment is established or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Increase” has the meaning assigned to such term in Section 2.09(e).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any of the Borrowers pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.01, including through the Platform.

“Company” means Hess Corporation, a Delaware corporation.

“Company Capitalization Ratio” means, on any date, the ratio of (a) Total Consolidated Debt on such date to (b) Total Capitalization on such date.

“Competitive”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are being made in accordance with Section 2.04.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by a Borrower for Competitive Bids in accordance with Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.09(d).

“Consolidated Current Liabilities” means, on any date, all amounts which, in conformity with GAAP, would be classified as current liabilities on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such date.

“Consolidated Intangibles” means, on any date, all assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis, that would, in conformity with GAAP, be classified as intangible assets on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such date, including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the fair market value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of all write-ups in the book value of assets resulting from any revaluation thereof (other than revaluations arising out of foreign currency valuations in conformity with GAAP).

“Consolidated Net Tangible Assets” means, on any date, the amount equal to (a) the amount that would, in conformity with GAAP, be included as assets on the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at such date minus (b) the sum of (i) Consolidated Intangibles at such date and (ii) Consolidated Current Liabilities at such date.

“Consolidated Subsidiaries” means, with respect to any Person on any date, all Subsidiaries and other entities whose accounts are consolidated with the accounts of such Person as of such date in accordance with GAAP.

“Continuing Directors” has the meaning assigned to such term in clause (i) of Article VII.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Business” means the assets, liabilities and operations to be contributed to Midstream MLP by the Company and its Subsidiaries in connection with the consummation of the Midstream MLP IPO, as described in the Registration Statement.

“Contribution” means the direct or indirect transfer, in one or more transactions, by the Company and its Subsidiaries to Midstream MLP of the Contributed Business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means each Borrowing and each issuance, renewal, extension or increase of a Letter of Credit.

“Credit Party” means the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender.

“Debt” means, with respect to any Person, (a) indebtedness for borrowed money (including indebtedness evidenced by debt securities), (b) obligations to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (c) Capitalized Lease Obligations, in the case of each of the foregoing clauses (a) through (c), for which such Person or any of its Consolidated Subsidiaries shall be liable as primary obligor or under any Guarantee of any such indebtedness or other such obligations of an entity not included in such Person’s consolidated financial statements and (d) any such indebtedness or other such obligations of any entity not included in such Person’s consolidated financial statements secured in any manner by any Lien upon any assets of such Person or any of its Consolidated Subsidiaries; provided that for purposes of the computation of any Debt under this Agreement there shall be no duplication of any item of primary or other indebtedness or other obligation referred to above, whether such item reflects the indebtedness or other obligation of such Person or any of its Consolidated Subsidiaries or of any entity not included in such Person’s consolidated financial statements; and provided further that when computing Debt of the Company and its Consolidated Subsidiaries (other than for purposes of Section 6.01) the first $100,000,000 in the aggregate for which the Company and its Consolidated Subsidiaries shall be liable under any Guarantee of any Debt of a Person the accounts of which are not consolidated with the accounts of the Company in its consolidated financial statements shall be excluded from the computation of Debt of the Company and its Consolidated Subsidiaries.

“Declining Lender” has the meaning assigned to such term in Section 2.09(d).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, an Issuing Bank or a Swingline Lender made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such certification by the Administrative Agent, such Issuing Bank or such Swingline Lender, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Bank or such Swingline Lender, as applicable, or (d) has become, or the Lender Parent of which has become, the subject of a Bankruptcy Event.

“Documentation Agents” means Bank of America, N.A., BNP Paribas, Citibank, N.A., DNB Bank ASA, New York Branch, HSBC Bank USA, N.A., Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia and Wells Fargo Bank, National Association, in their capacities as the documentation agents with respect to the credit facility established hereby.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and that extends credit or buys loans in the ordinary course of business, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) the Company or any of its Subsidiaries or (iii) a natural person.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, threatened or endangered species, the release of any materials into the environment or, as it relates to exposure to hazardous or toxic materials, health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release, threatened release, spill, discharge, disposal, emission or injection of any Hazardous Materials into, or migration of Hazardous Materials through, the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be deducted or withheld from a payment to a Credit Party: (a) income or franchise taxes imposed on (or measured by) net income by (i) the United States of America (or any political subdivision or taxing authority thereof or therein), or by the jurisdiction under the laws of which such Credit Party is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) any other jurisdiction with which such Credit Party has a present or former connection (other than any such connection arising solely from such Credit Party having executed, delivered or become a party to, or performed its obligations or received a payment under, any Loan Document); (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender or any Issuing Bank is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)) or any foreign branch or Affiliate of a Lender caused by such Lender to make a Loan under Section 2.02(b), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement or such foreign branch or Affiliate is caused to make such a Loan, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.17(a); (d) Taxes attributable to such Credit Party’s failure or inability to comply with Section 2.17(f); and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means the Company’s Five-Year Credit Agreement dated as of April 14, 2011.

“Existing Letter of Credit” means each letter of credit issued under the Existing Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 2.06.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.09(d).

“Facility Fee” has meaning assigned to such term in Section 2.12(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof, any intergovernmental agreements entered into thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or analogous provisions of non-U.S. law.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means, with respect to the Company, the chief financial officer, principal accounting officer, treasurer or controller of the Company; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to or shall have an incumbency certificate on file with the Administrative Agent as to the authority of such individual acting in such capacity.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Fee” has the meaning assigned to such term in Section 2.12(b).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time (including any requirements thereof promulgated by the SEC).

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” by any Person means any direct or indirect undertaking to assume, guarantee, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any other Person, excluding endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” means all the following obligations, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise: (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans made to any Borrowing Subsidiary, (b) each payment (including payments in respect of reimbursements of LC Disbursements and interest thereon) required to be made under this Agreement in respect of any Letter of Credit issued for the account of any Borrowing Subsidiary and (c) all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Borrowing Subsidiary.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, well completion and fracturing fluids, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“in writing” means any written communication (including communication by facsimile and electronic communication) delivered in accordance with Section 10.01.

“Increase Effective Date” has the meaning assigned to such term in Section 2.09(e).

“Increasing Lender” has the meaning assigned to such term in Section 2.09(e).

“Indemnified Taxes” means Taxes, other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.03.

“Information” has the meaning assigned to such term in Section 10.13.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is seven days (if generally available), or one, two, three or six months thereafter, as the applicable Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than one day or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period of one month or more pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) except with respect to any Lender which otherwise agrees, any Interest Period that otherwise would extend beyond the Maturity Date applicable to such Lender shall end on the Maturity Date applicable to such Lender. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, at any time, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative

Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than such Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that Screen Rate is available that exceeds such Interest Period, in each case, at such time.

“Issuing Banks” means each of the Lenders listed on Schedule 2.06 and any other Lenders (or any Affiliate of any Lender) that shall have become Issuing Banks hereunder as provided in Section 2.06(i) or 2.06(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.06(i)), each in its capacity as the issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit that, subject to the terms and conditions hereof, are required to be issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.06 or, in the case of any Issuing Bank that becomes an “Issuing Bank” hereunder pursuant to Section 2.06(i) or 2.06(k), as set forth in a written agreement referred to in such Section, or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and the Company.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the LC Exposures of Defaulting Lenders in effect at such time.

“LC Notice Time” means, with respect to any requested issuance, amendment, renewal or extension of a Letter of Credit, (a) 12:00 p.m., New York City time, at least two Business Days (or, if such longer period shall have been requested by the Issuing Bank that is the issuer thereof, at least three Business Days) in advance of the requested date of issuance, amendment, renewal or extension or (b) such later time as may be approved by the Issuing Bank that is the issuer thereof as the LC Notice Time with respect to such requested issuance, amendment, renewal or extension.

“LC Participation Fee” has the meaning assigned to such term in Section 2.12(b).

“Lease Accounting GAAP Change” has the meaning assigned to such term in Section 1.04.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01, any Increasing Lender that shall have become a party hereto pursuant to Section 2.09(e) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context requires otherwise, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit.

“LIBO Rate” means, with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page (currently page LIBOR01) displaying interest rates for deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but LIBO Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of the term “LIBO Rate”.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or any lease in the nature thereof.

“Loan Documents” means, collectively, this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and all other agreements, instruments and documents executed in connection herewith and therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means (a) when used in any representation and warranty or covenant of any Borrower on and as of the date hereof, any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, property or financial condition of the Company and its Consolidated Subsidiaries taken as a whole, or (ii) the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder and (b) when used in any representation and warranty or covenant of any Borrower on any date after the date hereof, any change in the consolidated financial condition or operations of the Company and its Consolidated Subsidiaries from that set forth in the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2013, that is likely to affect materially and adversely the Company’s ability to comply with Section 6.05 or to perform its other obligations to the Lenders and the Issuing Banks under this Agreement.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit) in an aggregate principal amount exceeding $150,000,000.

“Maturity Date” means January 21, 2020 or the applicable anniversary thereof as determined in accordance with Section 2.09(d).

“Maturity Extension Request” has the meaning assigned to such term in Section 2.09(d).

“Midstream MLP” means Hess Midstream Partners LP, a Delaware limited partnership.

“Midstream MLP Drop-Down Transactions” means any acquisition by Midstream MLP or its Subsidiaries of property or assets of the Company or any of its other Subsidiaries so long as the property or assets being acquired are engaged or used (or intended to be used) primarily in an activity that would generate qualifying income with the meaning of Section 7704(d) of the Code, and all transactions consummated or agreements entered into in connection therewith; provided that, other than with respect to any contribution of assets (including the equity interests in any Person) expressly contemplated by the Registration Statement, (a) such acquisition shall be made for fair value (as reasonably determined by a Financial Officer of the Company) and (b) such acquisition is otherwise on terms and conditions that are fair and reasonable to the Company and its other Subsidiaries (as reasonably determined by a Financial Officer of the Company), taking into account the totality of the relationship between the Company and its other Subsidiaries, on the one hand, and Midstream MLP and its Subsidiaries, on the other.

“Midstream MLP GP” means Hess Midstream Partners GP LLC, a Delaware limited liability company.

“Midstream MLP IPO” means the underwritten initial public offering of common units representing limited partner interests in Midstream MLP pursuant to the Registration Statement.

“Midstream MLP IPO Transactions” means the Midstream MLP IPO, the Contribution and the transactions consummated in connection therewith in accordance with the Registration Statement.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Increasing Lender” means, in connection with any Commitment Increase, any Lender that is not an Increasing Lender in respect of such Commitment Increase.

“Note” has the meaning ascribed to it in Section 2.10(e).

“Notice of LC Activity” means a notice substantially in the form of Exhibit D hereto delivered by an Issuing Bank to the Company and the Administrative Agent pursuant to Section 2.06(b) with respect to the issuance, amendment, renewal, extension or expiry of, or a drawing under, a Letter of Credit.

“Notice of LC Request” means a notice substantially in the form of Exhibit E hereto delivered by a Borrower to an Issuing Bank and the Administrative Agent pursuant to Section 2.06(b) with respect to a proposed Letter of Credit.

“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender, such Issuing Bank or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender, such Issuing Bank or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to any Loan Document except to the extent any such Taxes are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Loans” has the meaning assigned to such term in Section 2.09(e).

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participant Register” has the meaning assigned to such term in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s Liens, Liens for crew’s wages or salvage (or making deposits to release such Liens) and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been set aside in accordance with GAAP;

(c) Liens on standard industry terms imposed by charter parties or under contracts of affreightment;

(d) Liens arising out of judgments or awards against the Company or any of its Consolidated Subsidiaries with respect to which the Company or such Consolidated Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

(e) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds or performance bonds, margin posted to secure payment or performance under futures, forwards or Swap Agreements, and other obligations of a like nature, in each case in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property and imperfections of titles imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Consolidated Subsidiaries;

(h) Liens on any oil and/or gas properties or other mineral interests of the Company or any of its Consolidated Subsidiaries, whether developed or undeveloped, arising as security for the Company’s or such Consolidated Subsidiary’s costs and expenses incurred by it in connection with the exploration, development or operation of such properties, in favor of a Person that is conducting the exploration, development or operation of such properties, or in connection with farmout, dry hole, bottom hole, communitization, unitization, pooling and operating agreements and/or other agreements of like general nature incident to the acquisition, exploration, development and operation of such properties or as required by regulatory agencies having jurisdiction in the premises;

(i) overriding royalties, royalties, production payments, net profits interests or like interests to be paid out of production from oil and/or gas properties or other mineral interests of the Company or any of its Consolidated Subsidiaries, or to be paid out of the proceeds from the sale of any such production; and

(j) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt and are not subject to restrictions on access by the Company or any of its Subsidiaries in excess of those required by applicable banking regulations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 10.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Professional Lender” means any Person that qualifies as a professional market party within the meaning of the Dutch Act on financial supervision (Wet op het financieel toezicht), or any Person that does not form part of the term “public” within the meaning of the Capital Requirements Regulation (EU/575/2013)).

“Public Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the Company’s senior unsecured non-credit enhanced long term debt.

“Rating Agency” means Moody’s, S&P or Fitch.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Registration Statement” means the registration statement on Form S-1 (No. 333-198896), including the prospectus forming a part thereof and the exhibits filed therewith, initially filed by Midstream MLP with the SEC on September 24, 2014, as amended or supplemented through the Effective Date and as further amended and supplemented thereafter; provided that such further amendments and supplements after the Effective Date (other than any amendments or supplements to the financial statements contained therein) (a) shall not be materially adverse to and (b) shall have been approved by the Required Lenders.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, partners, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means (a) at any time prior to the termination of the Commitments pursuant to Article VII, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and unused Commitments at such time (provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders) and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having outstanding Loans and LC Exposures representing more than 50% of the sum of the aggregate outstanding principal amount of all Loans and LC Exposures.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory that is itself or whose government is the subject or target of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person that is listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the United States Treasury Department Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities and Exchange Commission.

“Significant Subsidiary” shall mean, with respect to any Person on any date, a Consolidated Subsidiary of such Person that as of such date satisfies the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the SEC, and shall in any event include, with respect to the Company, each Borrowing Subsidiary.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.09(e).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Swap Agreement” means any interest rate, currency or commodity swap agreement or other interest rate, currency or commodity price protection agreement capable of financial settlement only.

“Swap Payment Obligation” means, with respect to any Person, an obligation of such Person to pay money, either in respect of a periodic payment or upon termination, to a counterparty under a Swap Agreement, after giving effect to any netting arrangements between such Person and such counterparty and such Person’s rights of setoff in respect of such obligation provided for in such Swap Agreement.

“Swingline Benchmark Rate” means, for any day, (a) the “ASK” rate for Federal Funds appearing on the applicable page of the Bloomberg service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of the offer rates applicable to Federal Funds for a term of one Business Day), as such rate appears at the time the “Swingline Benchmark Rate” is determined for such day for purposes hereof by the Administrative Agent (and without giving effect to any changes thereto after such time or to any average or composite of such rates for such day), or (b) if the rate referred to in clause (a) above is not available at such time for any reason, then the Alternate Base Rate for such day. The Borrowers understand and agree that the rate quoted from the Bloomberg service is a real-time rate that changes from time to time.

“Swingline Borrowing” means a Borrowing of a Swingline Loan or Swingline Loans.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.05. The initial amount of each Swingline Lender’s Swingline Commitment is set forth on Schedule 2.05 or, in the case of any Swingline Lender that becomes a “Swingline Lender” hereunder pursuant to Section 2.05(d), as set forth in a written agreement referred to in such Section.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.21 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means (a) JPMorgan Chase Bank, N.A., in its capacity as a lender of the Swingline Loans hereunder, and (b) each Lender that shall have become a Swingline Lender hereunder as provided in Section 2.05(d), each in its capacity as a lender of the Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agents” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., The Royal Bank of Scotland plc, Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as the syndication agents with respect to the credit facility established hereby.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” on any date means the sum of (a) Total Consolidated Debt on such date and (b) total shareholders’ equity of the Company on such date, determined on a consolidated basis in accordance with GAAP, provided that in determining the Company’s shareholders’ equity, any interests in Midstream MLP that are not beneficially owned by the Company shall be excluded.

“Total Consolidated Debt” on any date means all Debt of the Company and its Consolidated Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP.

“Total Exposure” means, with respect to any Lender at any time, the sum of (a) the Revolving Credit Exposure of such Lender and (b) the aggregate outstanding principal amount of such Lender’s Competitive Loans.

“Transactions” means each of the execution, delivery and performance by the Borrowers of this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the borrowing of Loans under this Agreement and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177.

“Withholding Agent” means any Borrower, the Administrative Agent and any agent of any Borrower or the Administrative Agent acting on its behalf.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) except as otherwise expressly provided herein, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) English language words used in this Agreement to describe Dutch law concepts intend to describe such concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded. References herein to the taking of any action hereunder of an administrative nature by any Borrower shall be deemed to include references to the Company taking such action on such Borrower’s behalf, and the Administrative Agent, the Lenders and the Issuing Banks are expressly authorized to accept any such action taken by the Company as having the same effect as if taken by such Borrower.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement (other than Section 5.01) GAAP shall be determined, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, (a) without giving effect to any change thereto occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on May 16, 2013, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease or similar agreement as a Capital Lease where such lease or similar agreement was not required to be so treated under GAAP as in effect on the date hereof (any such change being referred to herein as the “Lease Accounting GAAP Change”) and (b) without giving effect to (i) any election under Accounting Standards Codification 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt or other obligation of the Company or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof; provided further that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Company and the Borrowing Subsidiaries from time to time during the Availability Period in an aggregate principal amount not exceeding the amount of such Lender’s Commitment; provided that after giving effect to each Revolving Loan (a) no Lender’s Revolving Credit Exposure shall exceed such Lender’s Commitment and (b) the sum of the Total Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders, ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith and shall be in dollars, (ii) each Competitive Borrowing shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the applicable Borrower may request in accordance herewith and shall be in dollars and (iii) each Swingline Loan shall be in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. Each Swingline Borrowing shall be in an amount that is an integral multiple of $1,000,000; provided that a Swingline Borrowing may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 outstanding Eurodollar Revolving Borrowings.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of any ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of seven days (if generally available) or otherwise of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Bid Procedure for Competitive Loans. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that after giving effect to each Competitive Loan (i) the sum of the Total Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders and (ii) in the event the Maturity Date shall have been extended as provided in Section 2.09(d), the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date, the Competitive Loans maturing after such Existing Maturity Date and the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date shall not exceed the sum of the Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Competitive Loans and such Swingline Loans. To request Competitive Bids, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone, (i) in the case of a Eurodollar Competitive Borrowing, not later than 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Competitive Bid Request shall be confirmed promptly by delivery to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

(v) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the maturity date of such Borrowing, which shall be no less than seven and no more than 360 days from the requested date of such Borrowing; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by facsimile or other electronic communication, inviting the Lenders to submit Competitive Bids.

(b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the applicable Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received in writing by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the applicable Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c) The Administrative Agent shall promptly notify the applicable Borrower in writing of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d) Subject only to the provisions of this paragraph, a Borrower, or the Company on behalf of the applicable Borrower, may accept or reject any Competitive Bid, requested by it. The applicable Borrower shall notify the Administrative Agent by telephone, confirmed promptly in writing in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a Eurodollar Competitive Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, on the proposed date of such Competitive Borrowing; provided that (i) the failure of the applicable Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) a Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by a Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, a Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner determined by the applicable Borrower. A notice given by a Borrower pursuant to this paragraph shall be irrevocable.

(e) The Administrative Agent shall promptly notify each bidding Lender in writing whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Company and the Borrowing Subsidiaries from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $400,000,000, (ii) the aggregate principal amount of outstanding Swingline Loans of any Swingline Lender exceeding the Swingline Commitment of such Swingline Lender, (iii) the Revolving Credit Exposure of any Lender exceeding its Commitment, (iv) the sum of the Total Exposures of all the Lenders exceeding the sum of the Commitments of all the Lenders or (v) the sum of the Swingline Exposure attributable to Swingline Loans maturing after any Existing Maturity Date, the LC Exposure attributable to Letters of Credit expiring after such Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date exceeding the sum of the Commitments that shall have been extended to a date after the latest maturity date of such Swingline Loans and such Competitive Loans and the latest expiration date of such Letters of Credit; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. The failure of any Swingline Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required.

(b) To request a Swingline Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent and each applicable Swingline Lender of such request by telephone not later than 2:30 p.m., New York City time, on the day of the proposed Swingline Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and each applicable Swingline Lender and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the Swingline Lender or Swingline Lenders that are requested to provide the requested Swingline Borrowing, the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan to be made by each Swingline Lender and the location and number of the account of the applicable Borrower to which funds are to be disbursed or, in the case of any Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Swingline Lender of the details thereof and of the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Swingline Borrowing. Each Swingline Lender shall make each Swingline Loan to be made by it hereunder available to the applicable Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by such Swingline Lender. Such notice shall specify the aggregate amount of the Swingline Loans made by such Swingline Lender in which Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.02. Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Borrowers (or other Persons on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligations to repay such Swingline Loan.

(d) From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Swingline Lenders one or more Lenders or Affiliates of a Lender or Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender or such Affiliate of any appointment as a Swingline Lender hereunder shall be evidenced by a written agreement among the Company, the Administrative Agent and such accepting Lender or Affiliate, which shall set forth the Swingline Commitment of such Lender or Affiliate, and, from and after the effective date of such agreement, (i) such Lender or Affiliate shall have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to include such Lender or Affiliate in its capacity as a Swingline Lender.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each of the Company and the Borrowing Subsidiaries, at its option, may request any Issuing Bank or Issuing Banks to issue for the account of the Company or the applicable Borrowing Subsidiary, as the case may be, Letters of Credit denominated in dollars, in form and on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Banks, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit issued by an Issuing Bank will only be of a type approved for issuance hereunder by such Issuing Bank (it being understood and agreed that standby Letters of Credit shall be deemed of the type that is approved), and issuance, amendment, extension and renewal of Letters of Credit shall be subject to its customary policies and procedures in effect from time to time relating to letters of credit. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, rule, regulation or orders of any Governmental Authority applicable to such Issuing

Bank or any request rule, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (e) of this Section), to be a Letter of Credit issued hereunder for the account of the Company.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted under this paragraph)), the Company or the applicable Borrowing Subsidiary shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to an Issuing Bank and the Administrative Agent, no later than the applicable LC Notice Time, (i) a Notice of LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit and (ii) unless otherwise agreed to by the applicable Issuing Bank, a completed and executed letter of credit application on such Issuing Bank’s standard form. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $2,000,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed by such Issuing Bank), (iii) the Revolving Credit Exposure of any Lender shall not exceed the Commitment of such Lender, (iv) the sum of the Total Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders and (v) the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date, the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date shall not exceed the sum of the Commitments that shall have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans and such Competitive Loans. A Letter of Credit shall not be issued or renewed (other than any renewal pursuant to automatic renewal provisions thereof after the date on which the applicable Issuing Bank ceases to have the right to prevent such renewal), or amended to increase the stated amount thereof or extend the expiration date thereof, if the Issuing Bank that is the issuer thereof shall have received written notice from the Required Lenders, the Administrative Agent or the Company, at least one Business Day prior to the requested date of issuance, renewal or amendment of the applicable Letter of Credit (or, in the case of an automatic renewal, at least one Business Day prior to the time by which election not to renew must be made by the applicable Issuing Bank), that one or more applicable conditions contained in Section 4.02 shall not be satisfied. Each Issuing Bank shall promptly (and in any event within one Business Day) notify the Administrative Agent of each issuance, amendment, renewal, extension or expiry of, and of each drawing under, each Letter of Credit issued by such Issuing Bank, and shall provide to the Administrative Agent such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. Without limiting the foregoing, each Issuing Bank shall deliver a Notice of LC Activity to the Administrative Agent and the Company within one Business Day of the issuance, amendment, renewal, extension or expiry of, and of each drawing under, a Letter of Credit issued by such Issuing Bank. Such Notice of LC Activity shall include, to the extent applicable, (A) a copy of the applicable Letter of Credit (or, if applicable, any amendment thereof), (B) information with respect to the stated amount, beneficiary and expiration date of such Letter of Credit and (C) information with respect to the amendment, renewal, extension or expiry of, or drawing under, such Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is 30 Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that (i) its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default or any reduction or termination of the Commitments, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and (ii) each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 2.06(b) or 4.02.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, not later than the next Business Day following the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 2:00 p.m., New York City time, on the date such LC Disbursement is made, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day next following the date on which such Borrower receives such notice by such time; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent such Issuing Bank shall have received the proceeds thereof as contemplated by Section 2.07(a), such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Borrowing. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, except in the case of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed in writing) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent and the successor Issuing Bank, and consented to by the replaced Issuing Bank (such agreements and consent not to be unreasonably delayed or withheld), which agreement shall set forth the LC Commitment of the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall, unless otherwise provided in such written agreement, remain a party hereto and shall continue to have all the rights and, if any Letters of Credit issued by it shall continue to be outstanding, the obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Article VII. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.21. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company and the Borrowing Subsidiaries under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the risk and expense of the Borrowers, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company and the Borrowing Subsidiaries for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposure and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Company and the Borrowing Subsidiaries under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.21, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders (or any Affiliate of any such Lender as agreed between such Lender and the Company) that agree to serve in such capacity as provided below. The acceptance by a Lender or such Lender’s Affiliate of any appointment as an Issuing Bank hereunder shall be evidenced by a written agreement among the Company, the Administrative Agent and such accepting Lender or its Affiliate, as the case may be, which shall set forth the LC Commitment of such Lender or its Affiliate, as the case may be, and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, such transfers to be made by (i) 12:00 p.m., New York City time, in the case of Borrowings other than ABR Borrowings or Fixed Rate Borrowings and (ii) 3:00 p.m., New York City time, in the case of ABR Borrowings or Fixed Rate Borrowings, in each case on the date such Loan is made; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such amounts available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to refinance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of a Borrower, the interest rate applicable to ABR Revolving Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on its behalf.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of seven days (if generally available) or otherwise of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If a Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination, Reduction, Extension and Increase of Commitments. (a) Unless previously terminated, the Commitments and the LC Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the aggregate amount of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) the Revolving Credit Exposure of any Lender would exceed its Commitment or (B) the sum of the Total Exposures of all the Lenders would exceed the total Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date), if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders based on their respective Commitments.

(d) The Company may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 30 days prior to the Maturity Date at any time in effect (but not more than once in any calendar year), request that the Lenders extend the Maturity Date for an additional one-year period (a “Maturity Extension Request”); provided that there shall not be more than two extensions of the Maturity Date under this paragraph during the term of this Agreement. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s Maturity Extension Request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Maturity Extension Request, then the Maturity Date shall, as to the

Consenting Lenders, be extended by one year to the anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Extension Request shall be at the sole discretion of each Lender. The Commitment of each Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their respective Loans pursuant to Section 2.11 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (i) no Lender’s Revolving Credit Exposure shall exceed such Lender’s Commitment and (ii) the sum of the Total Exposures of all the Lenders shall not exceed the sum of the Commitments of all the Lenders. Notwithstanding the foregoing, (i) no extension of the Maturity Date pursuant to this paragraph shall become effective unless the Administrative Agent shall have received documents consistent with those delivered under Sections 4.01(b) through 4.01(d), and documents consistent with those delivered with respect to each Borrowing Subsidiary under Section 4.03(b), giving effect to such extension, and (ii) the Maturity Date and the Availability Period, as such terms are used in reference to any Issuing Bank or any Letter of Credit issued by such Issuing Bank or in reference to any Swingline Lender or any Swingline Loans, may not be extended with respect to any Issuing Bank or any Swingline Lender without the prior written consent of such Issuing Bank or such Swingline Lender, as applicable (it being understood and agreed that, in the event any Issuing Bank or any Swingline Lender, as applicable, shall not have consented to any such extension, (A) such Issuing Bank shall continue to have all the rights and obligations of an Issuing Bank hereunder, and such Swingline Lender shall continue to have all the rights and obligations of a Swingline Lender hereunder, in each case through the applicable Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit or to make any Swingline Loan, as applicable (but shall continue to be entitled to the benefits of Sections 2.05, 2.06, 2.15, 2.17, 10.03 and 10.09 as to Letters of Credit issued to Swingline Loans made prior to such time), and (B) the Borrowers shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank to be zero no later than the day on which such LC Exposure would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to the effectiveness of the extension of the applicable Existing Maturity Date pursuant to this paragraph (and, in any event, no later than such Existing Maturity Date) and shall repay the principal amount of all outstanding Swingline Loans, together with any accrued interest thereon, on the Existing Maturity Date).

(e) The Company may on one or more occasions, by written notice to the Administrative Agent, executed by the Company and one or more Persons that are Eligible Assignees (any such Persons being called an “Increasing Lender”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Lender set forth in such notice; provided that (i) the aggregate amount of all Commitment Increases effected pursuant to this paragraph shall not exceed $1,000,000,000, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, each Issuing Bank and each Swingline Lender (which in each case shall not be unreasonably withheld or delayed), (iii) each Increasing Lender and the Borrowers shall execute and deliver such incremental commitment agreement and such other documentation as the Administrative Agent shall specify to evidence such Commitment Increase and such Lender’s Commitment and/or its status as a Lender hereunder and (iv) no Lender shall be required to participate in any Commitment Increase. On the effective date (the “Increase Effective Date”) of any Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Outstanding Loans”) immediately prior to giving effect to such Commitment Increase on the Increase Effective Date shall be deemed to be paid; (ii) each Increasing Lender that shall have been a Lender prior to such Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of the Outstanding Loans; (iii) each Increasing Lender that shall not have been a Lender prior to such Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the product of (A) such Increasing Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (B) the amount of the Subsequent Borrowings; (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of the Outstanding Loans, and (B) the product of (1) such Non-Increasing Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings; (v) after the effectiveness of the Commitment Increase, each Borrower shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Outstanding Loans attributable to Revolving Loans of such Borrower and of the Types and for the Interest Periods specified in a borrowing request delivered in accordance with Section 2.03; (vi) each Non-Increasing Lender and each Increasing Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (each calculated after giving effect to such Commitment Increase); and (vii) the applicable Borrowers shall pay to each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on the Outstanding Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurodollar Revolving Loan shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any

Lender) or addition of a new Lender shall become effective under this paragraph unless, (i) on the Increase Effective Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Credit Event being deemed to be references to such increase or addition) and (ii) the Administrative Agent shall have received documents consistent with those delivered under Sections 4.01(b) through 4.01(d), and documents consistent with those delivered with respect to each Borrowing Subsidiary under Section 4.03(b), giving effect to such increase or addition.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date applicable to such Revolving Loan, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan and (iii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the date that is the seventh day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to prepay all Swingline Loans then outstanding on a pro rata basis.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to each such Borrower, including the amounts of principal and interest payable and paid to such Lender by each such Borrower from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to each Borrower hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a nonnegotiable promissory note substantially in the form attached as Exhibit B (a “Note”) payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns). Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes payable to the payee named therein (or, if such Note is a registered Note, to such payee and its permitted registered assigns).

SECTION 2.11. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that the Borrowers shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof; provided, further that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(b) The Company shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Borrowing, each applicable Swingline Lender) by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:30 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee (a “Facility Fee”), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Each Borrower agrees to pay to the Administrative Agent (i) for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower (an “LC Participation Fee”), which shall accrue at the Applicable Rate used to determine interest on Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure attributable to Letters of Credit issued for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) for the account of each Issuing Bank a fronting fee (a “Fronting Fee”), which shall accrue at a rate equal to 0.15% per annum (or, with respect to any Issuing Bank, such lesser amount as may be agreed between such Issuing Bank and the Company) and be payable on the aggregate face amount outstanding of the LC Exposure attributable to the Letters of Credit issued by such Issuing Bank for the account of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as, to each Issuing Bank, such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day of the month following such last day (or, if such 15th day is not a Business Day, on the next succeeding Business Day), commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Administrative Agent and each of the Lenders, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Company and such other parties.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and LC Participation Fees, to the Lenders. Absent manifest error, fees paid shall not be refundable under any circumstances.

(e) Within 10 days after the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2014), the Administrative Agent shall deliver to the Company a schedule (i) stating the aggregate amount of LC Participation Fees due and payable with respect to such fiscal quarter and (ii) stating the aggregate amount of Fronting Fees due and payable to each Issuing Bank with respect to such fiscal quarter. Promptly after receipt of each such schedule, (x) the Company shall compare such amounts with its own calculations of the LC Participation Fees and Fronting Fees due and payable with respect to such fiscal quarter and (y) the Administrative Agent and the Company shall discuss the amounts set forth in each such schedule and shall, subject to the next sentence, agree on the amount of such fees to be paid by the Borrowers for such fiscal quarter. Neither the failure of the Administrative Agent to deliver any such schedule, nor the inaccuracy of any such schedule, shall relieve any Borrower of its obligations to pay such fees hereunder. In the event any Borrower pays any such fees based on any such schedule or any such agreement by the Administrative Agent and the Company and the amount so paid by such Borrower is insufficient to satisfy its actual payment obligations under paragraphs (a) and (b) of this Section, then such Borrower shall remain liable for any such deficiency and such Borrower shall pay to the Administrative Agent (for its account, the account of the applicable Issuing Banks and/or the account of the Lenders, as applicable) the amount of any such deficiency within two Business Days of demand therefor.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Revolving Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Eurodollar Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate or (ii) in the case of a Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c) Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(d) Each Swingline Loan shall bear interest, for any day, at a rate per annum equal to the Swingline Benchmark Rate for such day plus (i) if such Swingline Benchmark Rate is determined by reference to clause (a) of the definition of such term, then the Applicable Rate applicable to Eurodollar Revolving Loans and (ii) if such Swingline Benchmark Rate is determined by reference to clause (b) of the definition of such term, then the Applicable Rate applicable to ABR Revolving Loans; provided that if any Swingline Lender shall have provided any notice pursuant to Section 2.05(c), then from and after the date of such notice (and until the Lenders shall hold no participations in any Swingline Loans) each Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate applicable to ABR Revolving Loans.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided above.

(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or Swingline Benchmark Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that because of a change in circumstances affecting the eurodollar market generally the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making, continuing, converting to or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Company and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving

Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Revolving Borrowing and (iii) any request by a Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by a Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participations therein; or

(iii) subject any Lender or any Issuing Bank or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost of such Lender, such Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs or expense incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments, the Swingline Commitment or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the LC

Commitment of or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) If the cost to any Lender of making or maintaining any Loan to or participating in any Swingline Loan to or any Letter of Credit issued for the account of, or any Issuing Bank of issuing or maintaining any Letter of Credit for the account of, any Borrowing Subsidiary is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) or any Issuing Bank is reduced) by an amount deemed in good faith by such Lender or such Issuing Bank to be material, by reason of the fact that such Borrowing Subsidiary is incorporated in, has its principal place of business in, or borrows from, a jurisdiction outside the United States, such Borrowing Subsidiary shall indemnify such Lender or such Issuing Bank for such increased cost or reduction within 15 days after demand by such Lender or such Issuing Bank (with a copy to the Administrative Agent). A certificate of such Lender or such Issuing Bank claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(d) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to paragraph (a) or (b) of this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the London interbank market at the commencement of such period. A certificate of any Lender delivered to the Company setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, upon request of the Company or the Administrative Agent, deliver to the Company and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law (including IRS Forms W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY, as applicable, and if such Foreign Lender is relying on the “portfolio interest exemption” for U.S. Federal income tax purposes, a written statement certifying that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code,

(C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected) as will permit such payments to be made without withholding or at a reduced rate. In addition, any Foreign Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than any form or statement prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

(ii) Each Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a Lender hereunder two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or any agent acting on its behalf as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or any Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of paragraphs (d) and (f) of this Section, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements or of any amounts under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder (or, if no such time is expressly required, prior to 12:00 p.m., New York City time) on the date when due in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account of the Administrative Agent as shall be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or any Swingline Lender shall be so made and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in unreimbursed LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or participations in unreimbursed LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in unreimbursed LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in unreimbursed LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Eligible Assignee. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d), 2.06(e), 2.07(b) or 2.18(d), or any other Section hereof requiring any payment for the account of the Administrative Agent, any Issuing Bank or any Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender shall deliver a notice of illegality to the Company pursuant to Section 2.20, (iv) any Lender becomes a Declining Lender or (v) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to payment pursuant to Section 2.15 or 2.17) and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if its consent would be required under Section 10.04, each Issuing Bank and each Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and in the case of any such assignment and delegation in respect of a Declining Lender, the assignee shall have consented (and hereby is deemed to have consented) to the extension of the Maturity

Date specified in the applicable Maturity Extension Request. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Acceptance executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. Borrowing Subsidiaries. (a) On or after the Effective Date, upon not less than 10 Business Days’ notice to the Administrative Agent and the Lenders, the Company may designate any Significant Subsidiary of the Company as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Significant Subsidiary and the Company, and upon such delivery such Significant Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement; provided that no Subsidiary so designated shall become a Borrowing Subsidiary if any Lender shall, within 10 Business Days following the Company’s notice, notify the Company and the Administrative Agent that (i) it would be unlawful for such Lender or its Affiliates to make or maintain Loans to such Subsidiary or (ii) such Lender would otherwise be barred by applicable internal policies from making or maintaining Loans to such Subsidiary. If the designation of such Borrowing Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not previously available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations prior to such Subsidiary being designated a Borrowing Subsidiary. If the Company shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrowing Subsidiary and such Lender shall, to the extent of advances made to and participations in Letters of Credit issued for the account of such Borrowing Subsidiary, be deemed for all purposed hereof to have pro tanto assigned such advances and participations to such Affiliate in compliance with the provisions of Section 10.04.

(b) Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or obtain Letters of Credit under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary, or any Letter of Credit issued for the account of such Borrowing Subsidiary, shall be outstanding hereunder or any fees or other amounts remain unpaid with respect thereto.

(c) Promptly following receipt of any Borrowing Subsidiary Agreement or Borrowing Subsidiary Termination, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Facility Fee shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment, Revolving Credit Exposure, and, if applicable, Competitive Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c) and, in the case of any Defaulting Lender that is a Swingline Lender, other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) and LC Exposure of such Defaulting Lender (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.06(d) and 2.06(e)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure (in each case, excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Lenders’ Commitments and (B) such reallocation does not result in the Revolving Credit Exposure of any Non-Defaulting Lender exceeding such Non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay LC Participation Fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the LC Participation Fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation;

(v) if all or any portion of such Defaulting Lender’s Swingline Exposure is neither reallocated nor reduced pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Swingline Lender or any other Lender hereunder, all Facility Fees that otherwise would have been payable pursuant to Section 2.12(a) to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such Swingline Exposure) shall be payable to the Swingline Lenders (and allocated among them ratably based on the amount of such Defaulting Lender’s Swingline Exposure attributable to Swingline Loans made by each Swingline Lender) until and to the extent that such Swingline Exposure is reallocated and/or reduced to zero; and

(vi) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable pursuant to Section 2.12(a) to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and LC Participation Fees payable pursuant to Section 2.12(b) to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.21(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.21(c) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Company, each Issuing Bank and each Swingline Lender each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each of the Company and the Borrowing Subsidiaries represents and warrants to each of the Lenders and Issuing Banks as follows:

SECTION 3.01. Corporate Existence and Power; Compliance with Law and Agreements. Each Borrower is a corporation, partnership or company duly incorporated or organized, as applicable, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation or organization, as applicable. Each of the Company and its Consolidated Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, does not constitute a Material Adverse Effect.

SECTION 3.02. Corporate Authority. The Transactions to be entered into by each Borrower have been duly authorized by all necessary corporate or other organizational action and are within such Borrower’s corporate or other organizational power, do not require the approval of the equityholders or shareholders, as applicable, of such Borrower, and will not violate any provision of law or of its certificate of incorporation, memorandum and articles of association, limited liability company agreement or other constitutive document or by-laws, or result in the breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Borrower pursuant to, any indenture or other agreement or instrument to which such Borrower is a party or by which such Borrower or its property may be bound or affected. The execution, delivery and performance by each Borrower of this Agreement, each Note executed by such Borrower and each other Loan Document executed by such Borrower do not require any license, consent or approval of, or advance notice to or advance filing with any Governmental Authority or any other third party, or if required, any such license, consent or approval shall have been obtained and any such notice or filing shall have been made. Each Borrowing Subsidiary, at the time it becomes a Borrowing Subsidiary and at all times thereafter, will have the requisite power and authority to execute and deliver the Borrowing Subsidiary Agreement and to perform its obligations thereunder and under the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

SECTION 3.03. Enforceability. This Agreement is, and each Note and each other Loan Document when delivered by a Borrower hereunder will be, duly executed and delivered by the Borrowers or such Borrower, as the case may be, and does or will constitute the legal, valid and binding obligation of the Borrowers or such Borrower enforceable against the Borrowers or such Borrower in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The audited consolidated financial statements of the Company for the fiscal year ended December 31, 2013, reported on by Ernst & Young, LLP, and the consolidated unaudited financial statements of the Company for the fiscal quarter and the portion of the fiscal year ended September 30, 2014, certified by a Financial Officer of the Company, heretofore furnished to the Lenders, fairly present in all material respects the consolidated financial position of the Company and its Consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their cash flows for the periods covered thereby in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of such consolidated unaudited financial statements.

(b) Since December 31, 2013, there has been no Material Adverse Effect.

SECTION 3.05. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Consolidated Subsidiaries that constitute a Material Adverse Effect.

SECTION 3.06. ERISA. The Company has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each employee benefit plan of the Company subject to such standards and is in compliance in all material respects with the applicable provisions of ERISA, and has not incurred any liability to the PBGC or any employee benefit plan of the Company under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 3.07. Environmental Matters. Each of the Company and its Consolidated Subsidiaries has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except to the extent failure to have any such permit, license or authorization does not constitute a Material Adverse Effect. The Company and its Consolidated Subsidiaries are in compliance with all terms and conditions of all required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables, contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply does not constitute a Material Adverse Effect.

SECTION 3.08. Federal Regulations. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates (including on the part of any Lender) any of the regulations of the Board, including Regulations U and X.

SECTION 3.09. Investment Company Status. Neither the Company nor any of its Consolidated Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Scheduled Debt. Schedule 3.10 sets out all of the Debt for borrowed money of the Consolidated Subsidiaries of the Company as of the Effective Date of which the Company, having made all due inquiry, was, at such date, aware.

SECTION 3.11. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed reasonably to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions. The Company, its Subsidiaries and, to the Company’s knowledge, their respective directors, officers, employees and agents are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

SECTION 3.12. Midstream MLP IPO. Upon the consummation of the Midstream MLP IPO, no Material Adverse Effect would reasonably be expected to occur as a result of the consummation of the Midstream MLP IPO and the other Midstream MLP IPO Transactions.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to Effectiveness. This Agreement shall become effective on the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of this Agreement (it being understood that arrangements will be made to subsequently deliver original executed counterparts if requested by the parties hereto).

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Issuing Banks and the Lenders and dated the Effective Date) of counsel to the Company, substantially in the form of Exhibit C.

(c) The Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing (to the extent such concept exists in the relevant jurisdiction) of the Company, the authorization of the Transactions, the incumbency of the persons executing this Agreement on behalf of the Company and any other legal matters relating to the Company, this Agreement or the Transactions reasonably requested by the Administrative Agent or the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming satisfaction as of the Effective Date of the conditions set forth in paragraphs (a) and (b) of Section 4.02 (with all references in such paragraphs to a Credit Event being deemed to be references to the Effective Date).

(e) The Administrative Agent, the Arrangers and each Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Borrower under any commitment letter or fee letter entered into in connection with the credit facility established hereunder.

(f) All principal, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder shall have been or shall be terminated, all letters of credit issued thereunder shall have expired or been terminated or shall be Existing Letters of Credit, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.02. Conditions to Each Credit Event. The obligation of each Lender to make a Loan to any Borrower on the occasion of any Borrowing, and the obligation of each Issuing Bank to issue, renew, extend or increase the amount of any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than, after the Effective Date, those set forth in Sections 3.04(b) and 3.05) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Credit Event (or, if such representation or warranty relates to a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

SECTION 4.03. Conditions to Initial Borrowing by each Borrowing Subsidiary. The obligation of each Lender to make a Loan to any Borrowing Subsidiary and the obligation of each Issuing Bank to issue, renew, extend or increase the amount of any Letter of Credit for the account of any Borrowing Subsidiary, is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following additional conditions:

(a) With respect to any Borrowing Subsidiary not already party hereto, the Administrative Agent (or its counsel) shall have received such Borrowing Subsidiary’s Borrowing Subsidiary Agreement, duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents and certificates, including such customary opinions of counsel (in each case, in form and substance reasonably satisfactory to the Administrative Agent), as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent such concept exists in the relevant jurisdiction) of such Borrowing Subsidiary, the authorization of the Transactions by such Borrowing Subsidiary, the incumbency of the persons executing any Loan Document on behalf of such Borrowing Subsidiary and any other legal matters reasonably relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a) as soon as available and in any event within 100 days after the end of each of its fiscal years, a copy of the Company’s Form 10-K for such fiscal year containing a consolidated balance sheet as at the end of such fiscal year and statements of consolidated income and retained earnings and a statement of consolidated cash flows for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year and certified by Ernst & Young, LLP, or other independent registered public accounting firm of recognized national standing selected by the Company (it being agreed that (i) no breach of the requirements of this clause shall occur as a result of a change in the reporting requirements of the SEC and (ii) in the event any of the financial statements referred to in this clause shall no longer be required to be included in the Company’s Form 10-K, the Company shall nevertheless furnish such financial statements), and as soon as available and in any event within 150 days after the end of each of its fiscal years, an unaudited consolidated balance sheet as at the end of such fiscal year and statement of consolidated income for such year of each Borrowing Subsidiary, together with a certificate of a Financial Officer of the Company to the effect that such financial statements have been accurately compiled from the accounting records of such Borrowing Subsidiary and its Subsidiaries;

(b) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each of its fiscal years, a copy of the Company’s Form 10-Q for each such quarter containing a consolidated balance sheet as at the end of such fiscal quarter and a statement of consolidated income and a statement of consolidated cash flows for such period, prepared on a basis consistent with the corresponding period of the preceding fiscal year, except as disclosed in said financial statements or otherwise disclosed to the Lenders in writing, and certified by a Financial Officer of the Company as presenting fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Consolidated Subsidiaries as of the end of and

for such fiscal quarter and such portion of such fiscal year in accordance with GAAP, subject, however, to year-end audit adjustments (it being agreed that in the event such financial statements of the Company shall no longer be required to be included in Form 10-Q, the Company shall nevertheless furnish such financial statements);

(c) within 120 days after the end of each fiscal year of the Company and within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a statement, signed by a Financial Officer of the Company, (i) setting forth the computations of the Company Capitalization Ratio and (ii) if any Lease Accounting GAAP Change shall have become effective and shall have been applied by the Company, and such Lease Accounting GAAP Change affects the comparability of the consolidated financial statements (or any part thereof) for such fiscal year or such fiscal quarter compared to the corresponding consolidated financial statements (or such part thereof) for the prior fiscal year or the corresponding fiscal quarter of such prior fiscal year in a material respect, specifying the effect of such Lease Accounting GAAP Change on the consolidated financial statements for such fiscal year or such fiscal quarter;

(d) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and regular or special reports (other than reports on Form 10-K and Form 10-Q but including those on Form 8-K) and registration statements under the Securities Act of 1933, as amended (other than those on Form S-8 or any successor form relating to the registration of securities offered pursuant to any employee benefit plan) which the Company sends to its stockholders or files with the SEC;

(e) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(f) from time to time such further information regarding the business, affairs and financial condition of the Company and its Subsidiaries as the Lenders shall reasonably request.

Information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(d) (but only with respect to information filed with and publicly available from the SEC and not with respect to information sent to stockholders) shall be deemed to have been delivered on the date on which such information has been posted on the Company’s website at http://www.hess.com or on the SEC’s website at http://www.sec.gov. All documents and notices required to be delivered to the Lenders by this Section shall be deemed delivered when posted by the Administrative Agent on the Platform.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof, or any adverse development therein, that constitutes a Material Adverse Effect; and

(c) any other development that constitutes a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business, except, in the case of the legal existence of any such Consolidated Subsidiary or any such right, license, permit, privilege or franchise, where the failure to so preserve, renew and keep in full force and effect does not constitute a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 6.02.

SECTION 5.04. Compliance with Contractual Obligations. The Company will, and will cause each of its Consolidated Subsidiaries to, comply with all its Contractual Obligations except to the extent that failure to comply therewith does not, in the aggregate, constitute a Material Adverse Effect.

SECTION 5.05. Insurance. The Company will, and will cause each of its Consolidated Subsidiaries to, maintain in full force and effect such policies of insurance in such amounts issued by insurers of recognized responsibility covering the properties and operations of the Company and its Consolidated Subsidiaries as is customarily maintained by corporations engaged in the same or similar business in the localities where the properties and operations are located, including insurance in connection with the disposal, handling, storage, transportation or generation of hazardous materials; provided, that nothing shall prevent the Company or any of its Consolidated Subsidiaries from effecting workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through an insurance fund operated by such state or jurisdiction or from maintaining a system or systems of self-insurance covering its properties or operations as provided above to the extent that such self-insurance is customarily effected by corporations engaged in the same or similar businesses similarly situated and is otherwise prudent in the circumstances.

SECTION 5.06. Compliance with Laws. The Company will, and will cause each of its Consolidated Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, does not constitute a Material Adverse Effect.

SECTION 5.07. Use of Proceeds. The proceeds of the Loans will be applied by the Company and the Borrowing Subsidiaries:

(a) to meet part of the working capital and general corporate requirements of the Company and its Subsidiaries,

(b) for the payment of dividends and distributions by the Company and its Subsidiaries and

(c) for other general corporate purposes.

The Letters of Credit will be used for general corporate purposes of the Company and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that violates (including on the part of any Lender) any of the Regulations of the Board, including Regulations U and X, as in effect from time to time. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers will not use and will not permit their Subsidiaries to use, and shall take reasonable steps to ensure that their and their Subsidiaries’ respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party to this Agreement.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrowing Subsidiaries covenants and agrees with the Lenders that:

SECTION 6.01. Liens. The Company will not, and will not permit any of its Consolidated Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any of its Consolidated Subsidiaries existing on Effective Date and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of the Company or any of its Consolidated Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any of its Consolidated Subsidiaries or existing on any property or asset of any Person that becomes a Consolidated Subsidiary after the date hereof prior to the time such Person becomes a Consolidated Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Consolidated Subsidiary, (ii) such Lien shall not apply to any other property or assets of the Company or any of its Consolidated Subsidiaries and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Consolidated Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens securing Debt of the Company and its Consolidated Subsidiaries incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with such acquisition, (ii) such Liens securing such Debt do not at any time encumber any property other than the property financed by such Debt and (iii) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such assets (in the case of a purchase) or fair value of such property at the time it was acquired (in all other cases);

(e) Liens to secure Debt of the Company and its Consolidated Subsidiaries not otherwise permitted by this Section 6.01, provided that, immediately after giving effect to the creation, incurrence or assumption of any such Lien or of any Debt secured thereby, the aggregate Debt secured by Liens in reliance on this clause (e) does not exceed 15% of the Consolidated Net Tangible Assets at such time; and

(f) Liens on assets of the Company or any Consolidated Subsidiary of the Company securing Debt or other obligations owed to a Consolidated Subsidiary of the Company or the Company, as the case may be.

SECTION 6.02. Fundamental Changes. (a) The Company will not (x) liquidate or dissolve or (y) consolidate with or merge into any other Person, or permit any Person to merge or consolidate into it, or make any sale or other disposition of all or substantially all of its consolidated assets to any other Person, unless, in the case of this clause (y):

(i) the survivor of any such merger or consolidation or the purchaser or acquiror of such assets shall be a corporation incorporated under the laws of one of the States of the United States and not more than 25% of the voting stock

(assuming the conversion of all convertible securities and exercise of all options, rights or warrants) of such survivor or such purchaser shall be owned by such other Person or its owners and shareholders;

(ii) such survivor or such purchaser (if not the Company) shall expressly assume the obligations of the Company under this Agreement pursuant to documentation in form and substance satisfactory to the Administrative Agent; and

(iii) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Company shall have furnished the Administrative Agent with evidence of compliance with the provisions of this Section 6.02.

(b) The Company will not permit any Borrowing Subsidiary to reorganize in a new jurisdiction or merge, consolidate with or merge into any other Person, or permit any Person to merge or consolidate into any Borrowing Subsidiary, unless:

(i) if such new jurisdiction is, or if the survivor of any such merger or consolidation shall be organized in, a jurisdiction other than (x) one of the States of the United States or (y) a jurisdiction in which any then existing Borrowing Subsidiary is organized, then (A) the Company shall have provided not less than 10 Business Days’ prior notice to the Administrative Agent and the Lenders of its intent to consummate such transaction, identifying such jurisdiction, and no Lender shall have, within 10 Business Days following the Company’s notice, notified the Company and the Administrative Agent that it would be unlawful for such Lender or its Affiliates to make or maintain Loans to such Borrowing Subsidiary or the survivor, as the case may be, after giving effect to such transaction; (B) such Borrowing Subsidiary or the survivor, as the case may be, shall have delivered all necessary “know your customer” or similar identification procedures, to the extent reasonably requested in connection therewith by the Administrative Agent or any Lender, and such documents and certificates, including customary opinions of counsel (in form and substance reasonably satisfactory to the Administrative Agent), as the Administrative Agent may reasonably request and (C) in the case of any such merger or consolidation, the survivor thereof shall expressly assume the obligations of such Borrowing Subsidiary under this Agreement pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; or

(ii) if such new jurisdiction is, or the survivor of any such merger or consolidation shall be organized in (x) one of the States of the United States or (y) a jurisdiction in which any then-existing Borrowing Subsidiary is organized, then (A) such Borrowing Subsidiary or the survivor, as the case may be, shall have delivered all necessary “know your customer” or similar identification procedures, to the extent reasonably requested in connection therewith by the Administrative Agent or any Lender, and such documents and certificates, including customary opinions of counsel (in form and substance reasonably satisfactory to the Administrative Agent), as the Administrative Agent may reasonably request and (B) in the case of any such merger or consolidation, the survivor thereof shall expressly assume the obligations of such Borrowing Subsidiary under this Agreement pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Company will not, and will not permit any of its Consolidated Subsidiaries to, engage to any material extent in any business other than energy-related businesses.

SECTION 6.03. Restrictive Agreements. The Company will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person (other than any such agreements or arrangements between or among the Company and its Consolidated Subsidiaries) that prohibits, restricts or imposes any condition upon the ability of any Significant Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company.

SECTION 6.04. Future Subsidiary Guarantees. The Company will not permit any Subsidiary to Guarantee any other Debt of the Company unless such Subsidiary has executed and delivered or simultaneously executes and delivers a guarantee agreement in a form and substance reasonably satisfactory to the Administrative Agent for the Guarantee of the payment of the obligations hereunder; provided that the Company shall not be obligated to provide any such Guarantee by a Subsidiary not organized under the laws of the United States, any State thereof or the District of Columbia if the provision of such Guarantee would result in an adverse Tax consequence to the Company or its Subsidiaries.

SECTION 6.05. Capitalization Ratios. The Company shall not permit the Company Capitalization Ratio to exceed, as of the last day of any fiscal quarter, 0.650 to 1.000.

SECTION 6.06. Transactions with Affiliates. On or after the consummation of the Midstream MLP IPO, the Company will not, and will not permit any of its Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with Midstream MLP, Midstream MLP GP or any of their respective Subsidiaries, except on terms and conditions, taken as a whole, that are not less favorable to the Company or such Subsidiary in any material respect than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (a) transactions involving any employee benefit plans or related trusts of the Company or any of its Subsidiaries, (b) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors, officers and employees of the Company or any of its Subsidiaries, (c)(i) the Midstream MLP IPO Transactions and the Midstream MLP Drop-Down Transactions or (ii) any agreement attached to the Registration Statement as an exhibit thereto and any transactions contemplated by such agreement, (d) transactions entered into with Midstream MLP, Midstream MLP GP or any of their respective Subsidiaries (i) on terms and conditions that are fair and reasonable to the Company and its other Subsidiaries (as reasonably determined by a Financial Officer of the Company), taking into account the totality of the relationship between the Company and its other Subsidiaries, on the one hand, and Midstream MLP, Midstream MLP GP and their respective Subsidiaries, on the other, (ii) on terms and conditions approved by the Board of Directors of the Company or (iii) with respect to which the Company shall have delivered to the Administrative Agent a favorable fairness opinion from a third-party appraiser of recognized standing, (e) the purchase of, or any agreement to purchase, any equity interests of Midstream MLP or the right to exercise any right, option or warrant with respect thereto, (f) any investment in, or credit support with respect to, Midstream MLP, Midstream MLP GP or any of their respective Subsidiaries as the Company or any of its Subsidiaries shall deem appropriate to the extent not otherwise prohibited by this Agreement, (g) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters, or (h) transactions pursuant to any contract or agreement in effect as of the date hereof and set forth on Schedule 6.06.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall be in default in the payment when due of any principal of any Loan on the maturity date thereof or any reimbursement obligation in respect of any LC Disbursement on the date on which the same shall become due;

(b) any Borrower shall be in default for five days in the payment when due of any interest on any Loan or any other amount (other than principal) due hereunder;

(c) any representation or warranty made or deemed made by any Borrower in Article III or in any certificate of any Borrower furnished to the Administrative Agent, any Issuing Bank or any Lender hereunder shall prove to have been incorrect, when made or deemed made, in any material respect;

(d) any Borrower shall be in default in the performance of (i) any covenant applicable to it contained in Section 5.02(a), 5.03 (solely with respect to legal existence of the Company), 5.07, 6.01, 6.02, 6.03, 6.04, 6.05 or 6.06 for five consecutive days after such default shall have become known to the Company or any Borrower or (ii) any other covenant, condition or agreement applicable to it contained in this Agreement (other those specified in clause (a) or (b) of this Article) for 30 consecutive days after such default shall have become known to the Company or any Borrower;

(e) (i) any obligation of the Company or any Significant Subsidiary (other than Midstream MLP or any of its Subsidiaries) in respect of any Material Indebtedness now or hereafter outstanding shall become due by its terms, whether by acceleration or otherwise, and shall not be paid, extended or refunded or any default or event of default shall occur in respect of any such obligation and shall continue for a period of time sufficient to cause or permit the acceleration of maturity thereof, or the Company or any Significant Subsidiary shall fail to pay any Swap Payment Obligation of such Person in excess of $150,000,000 when due and payable (whether by acceleration or otherwise), unless such Person is contesting such Swap Payment Obligation in good faith by appropriate proceedings and has set aside appropriate reserves relating thereto in accordance with GAAP; provided that in the case of any guarantees, endorsements and other contingent obligations in respect of any such obligation for borrowed money of an entity other than the Company or any Consolidated Subsidiary (all of the foregoing being herein called “Accommodation Guarantee Indebtedness”), a default with respect to any Accommodation Guarantee Indebtedness of such Person shall constitute an Event of Default hereunder only if there shall have been a default in the performance by such Person of its obligations with respect to such Accommodation Guarantee Indebtedness and such default shall continue for more than 30 days after a holder or beneficiary of such Accommodation Guarantee Indebtedness shall have demanded the performance of such obligation; or (ii) following the consummation of the Midstream MLP IPO, to the extent Midstream MLP or any of its Subsidiaries constitutes a Significant Subsidiary, any Material Indebtedness of such Significant Subsidiary shall become due or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity, and shall not be paid, extended or refunded;

(f) final judgment for the payment of money in excess of $150,000,000 shall be rendered against the Company or any of its Significant Subsidiaries, and the same shall remain undischarged for a period of 60 days during which the judgment shall not be on appeal with the execution thereof being effectively stayed or execution thereof shall not be otherwise effectively stayed;

(g) the Company or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, administrator or liquidator of itself or of all or a substantial part of its assets, (ii) be unable, or admit in writing its inability or failure, to pay its debts generally, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated to be bankrupt or insolvent, (v) commence any case, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent entity, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (vi) take corporate action for the purpose of effecting any of the foregoing;

(h) any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Company or any of its Significant Subsidiaries, seeking in respect of the Company or any of its Significant Subsidiaries adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, administration, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, administrator, liquidator or the like of the Company or any of its Significant Subsidiaries or of all or any substantial part of its assets, or other like relief in respect of the Company or any of its Significant Subsidiaries under any bankruptcy or insolvency law, and such case, proceeding or other action results in an entry of an order for relief or any such adjudication or appointment or if such case, proceeding or other action is being contested by such Company or any of its Significant Subsidiaries in good faith, the same shall continue undismissed, or unstayed and in effect, for any period of 60 consecutive days; or

(i) at any time subsequent to December 31, 2013 and prior to the Maturity Date, Continuing Directors shall fail to constitute at least a majority of the Board of Directors of the Company; for the foregoing purpose, the term “Continuing Directors” means those persons who were directors of the Company on December 31, 2013 and any person whose election or nomination for election as a director of the Company at any time subsequent thereto was approved by at least a majority of the persons who were then Continuing Directors;

then, and in every such event (other than an event with respect to the Company described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.06(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Company described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and Issuing Banks hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender, an Issuing Bank or a Swingline Lender as any other Lender, Issuing Bank or Swingline Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any of its Subsidiaries or other Affiliates as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders, Issuing Banks or Swingline Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, rule or regulation, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct, with such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that, other than in the case of any such sub-agent that is an Affiliate of the Administrative Agent, the Administrative Agent shall provide prompt written notice of such appointment to the Company. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint one of the Lenders a successor. If no such successor shall have been so appointed by the

Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Company, appoint one of the Lenders as a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and the Administrative Agent, remove the Administrative Agent in its capacity as such and, in consultation with the Company, appoint a successor. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

None of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the Borrowing Subsidiaries hereunder and to induce the Issuing Banks to issue Letters of Credit for the accounts of the Borrowing Subsidiaries hereunder, the Company hereby irrevocably and unconditionally guarantees the Guaranteed Obligations. The Company further agrees that the due and punctual payment of the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Guaranteed Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrowing Subsidiary of any of its Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment and all other notices, demands and protests and formalities of any kind which may otherwise constitute grounds for relieving the Company of its obligations hereunder. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender or Issuing Bank, as the case may be, to assert any claim or demand or to enforce any right or remedy against any Borrowing Subsidiary under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) the failure or delay of any Lender or Issuing Bank, as the case may be, to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; (e) the failure of any Lender or Issuing Bank, as the case may be, to assert any claim or demand or to enforce any remedy under any Loan Document or any other agreement or instrument; (f) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (g) any lack of validity or unenforceability of this Agreement or any other Loan Document; (h) any change in ownership of any Borrower or any merger or consolidation of any Borrower with any other Person, (i) any other circumstance which may constitute a defense (other than payment in full of the Guaranteed Obligations) or (j) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its guarantee hereunder constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Lender or Issuing Bank, as the case may be, to any balance of any deposit account or credit on the books of any Lender or Issuing Bank, as the case may be, in favor of any Borrower or Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, any impossibility in the performance of the Guaranteed Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender or Issuing Bank as applicable, upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Lender or Issuing Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation of such Borrowing Subsidiary when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent (which demand shall not be required if not allowed due to the existence of a bankruptcy or similar proceeding and is hereby waived by the Company in the event of such circumstances), forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders and/or the Issuing Banks in cash an amount equal the unpaid principal amount of such Guaranteed Obligation. The Company further agrees that if payment in respect of any Guaranteed Obligation shall be due in a currency other than dollars and/or at a place of payment other than New York and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Guaranteed Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Lender or any Issuing Bank, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such Guaranteed Obligation in dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender against any losses or expenses (including losses or expenses resulting from fluctuations in exchange rates) that it shall sustain as a result of such alternative payment.

Upon payment in full by the Company of any Guaranteed Obligation, each Lender shall, in a reasonable manner, assign to the Company the amount of such Guaranteed Obligation owed to such Lender and so paid, such assignment to be pro tanto to the extent to which the Guaranteed Obligation in question was discharged by the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender and without any representation or warranty by any Lender). Upon payment by the Company of any sums as provided above, all rights of the Company against the applicable Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations owed by such Borrowing Subsidiary to the Lenders.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication as contemplated by paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Company, to Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036, Attention of Treasurer (Fax No. (855) 439-8592) and Assistant Treasurer (Fax No. (855) 671-7087);

(ii) if to any Borrowing Subsidiary, to it in care of the Company as provided in clause (i) above;

(iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan & Agency Services, 500 Stanton Christiana Rd, Ops 2, Floor 3, Newark, Delaware 19713, Attention of Brittany Tidwell (Fax No. (302) 634-1417);

(iv) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;

(v) if to an Issuing Bank, to it at the address specified in clause (iv) above or, if such Issuing Banks shall not also be a Lender, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Company;

(vi) if to JPMorgan Chase Bank, N.A. as a Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan & Agency Services, 500 Stanton Christiana Rd, Ops 2, Floor 3, Newark, Delaware 19713, Attention of Brittany Tidwell (Fax No. (302) 634-1417); and

(vii) if to any other Swingline Lender, as a Swingline Lender, to it at the address specified in clause (iv) above.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or any Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent of direct or actual damages (and not any special, indirect, consequential or punitive damages) that are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or its employees in performing the services hereunder.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than by waiving any “default” interest under Section 2.13(e)), or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or any other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or (vi) release the Company from its obligations under Article IX without the written consent of each Lender; provided further that (A) no amendment, modification or waiver of this Agreement or any provision hereof that would alter the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder shall be effective without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be, and, without limiting the foregoing, any amendment or other modification of Section 2.21 shall require the prior written consent of the Administrative Agent, each Issuing Bank and each Swingline Lender and (B) notwithstanding the foregoing, but subject to first proviso of this paragraph, the Company, the Administrative Agent and the applicable Issuing Banks may enter into agreements referred to in Sections 2.06(i) and 2.06(k), and the term “LC Commitment”, as such term is used in reference to any Issuing Bank, may be modified as contemplated by the definition of such term, in each case without consent of the Required Lenders.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and each of their respective Affiliates (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the foregoing, taken as a whole, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for the foregoing, taken as a whole, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the relevant Person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel (including, if reasonably necessary, its own local counsel in any relevant jurisdiction), of such conflict counsel for such affected Person and all similarly situated Persons, taken as a whole)), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrowers agree to indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, disbursements and other charges of one firm of counsel for any Indemnitee, and, if reasonably necessary, of one firm of local counsel in any relevant jurisdiction (and, in the case of an actual or perceived conflict of interest where the relevant Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel (including, if reasonably necessary, its own local counsel in any relevant jurisdiction), of such conflict counsel for such affected Indemnitee and all similarly situated Indemnitees, taken as a whole)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-

appealable judgment to have resulted (A) from the gross negligence or willful misconduct of such Indemnitee, its Affiliates or their officers, directors or employees or (B) from a material breach of this Agreement by such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Swingline Lender or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or any Swingline Lender in connection with such capacity.

(d) To the extent permitted by applicable law, (i) no Borrower shall assert, and each such Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a material breach of this Agreement by such Indemnitee, and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this sentence shall relieve the Borrowers of any obligation they may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (e) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and the Related Parties of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in LC Disbursements at the time owing to it); provided that (i) each of the Company (provided that (A) in the case of an assignment to a Lender or an Affiliate of a Lender or to an Approved Fund or (B) upon the occurrence and during the continuance of an Event of Default arising under clause (a), (b), (g) or (h) of Article VII, the consent of the Company shall not be required; and provided further that the Company shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received a written request for its consent to such assignment), the Administrative Agent and, in the case of any assignment of a Commitment or any LC Exposure or any Swingline Exposure, as applicable, each Issuing Bank and each Swingline Lender must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed, it being agreed that (x) none of the Company, the Administrative Agent, any Issuing Bank or any Swingline Lender will be deemed to have acted unreasonably if it refuses to consent to an assignment to an institution whose unsecured long-term deposit obligations or senior, unsecured, non-credit-enhanced long-term indebtedness for borrowed money shall not have ratings of at least BBB from S&P and Baa2 from Moody’s, in each case with at least stable outlook and (y) the Company will not be deemed to have acted unreasonably if it refuses to consent to an assignment to any Person that is not a Professional Lender), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent shall otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans or Swingline Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together (except in the case of an assignment by a Lender to one of its Affiliates or an assignment as a result of any of the events contemplated by Section 2.19) with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more Eligible Assignees (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender selling participations shall keep a register (the “Participant Register”) in which it shall record the name and address of each Participant to which such Lender sells participations and the amount and terms of such participations, acting for this purpose as a non-fiduciary agent of the Borrowers; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participations sold to such Participant, unless the sale of the participations to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participations sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank with jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of any the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. USA PATRIOT Act. Each Lender and each Issuing Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or such Issuing Bank to identify each Borrower in accordance with its requirements.

SECTION 10.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered into in connection with the credit facilities established hereunder and any commitment advices submitted in connection therewith (but do not supersede any other provisions of any such commitment letter or any fee letter entered into in connection with the credit facilities established hereunder that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Issuing Bank or Affiliate (a) to or for the credit or the account of the Company against any of and all the obligations of the Company or any Borrower, and (b) to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower, now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender and Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. For purposes of this Section and without limitation, the Guarantee by the Company of the Guaranteed Obligations shall constitute an obligation of the Company.

SECTION 10.10. Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in The City of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender or Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices to it in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Borrowing Subsidiary that is not organized in the United States of America, any State thereof or the District of Columbia hereby irrevocably designates, appoints and empowers the Company as its process agent to receive for and on its behalf service of process in any legal action or proceeding arising out of or relating to this Agreement, and the Company hereby accepts such appointment.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, members, partners, officers, employees and agents, including accountants, legal counsel and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including (i) any self-regulatory authority, such as the National Association of Insurance Commissioners and (ii) in connection with a pledge or assignment permitted under Section 10.04(g)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any securitization, swap or derivatives transaction relating to the Company, any of its Subsidiaries and the obligations hereunder, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than a Borrower. In addition, each of the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers; provided that in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14. No Fiduciary Relationship. Each of the Borrowers agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty or advisory or agency relationship on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty or relationship will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates may have economic interests that conflict with those of the Company and the Borrowing Subsidiaries, their respective equityholders and/or their respective Affiliates.

SECTION 10.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable

Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.17. Notices under Existing Credit Agreement. Each Lender party hereto, that is also a party to the Existing Credit Agreement, hereby consents and agrees that no prior notice shall be required under the Existing Credit Agreement with respect to the termination of commitments under the Existing Credit Agreement or prepayment of loans thereunder; provided that notice thereof is given on the Effective Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HESS CORPORATION, as a Borrower

by	/s/ John P. Rielly
Name:	John P. Rielly
Title:	Senior Vice President and Chief Financial Officer

HESS OIL AND GAS HOLDINGS INC., as a Borrowing Subsidiary,

by	/s/ Eric S. Fishman
Name:	Eric S. Fishman
Title:	Treasurer

HESS INTERNATIONAL HOLDINGS LIMITED, as a Borrowing Subsidiary,

by	/s/ Eric S. Fishman
Name:	Eric S. Fishman
Title:	Treasurer

HESS CAPITAL SERVICES LLC, as a Borrowing Subsidiary,

by	/s/ Eric S. Fishman
Name:	Eric S. Fishman
Title:	Treasurer

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

HESS (NETHERLANDS) OIL AND GAS HOLDINGS C.V., as a Borrowing Subsidiary,

by	/s/ Eric S. Fishman
Hess Netherlands Partnership Holdings, LLC General Partner
Name:	Eric S. Fishman
Title:	Treasurer

HESS OVERSEAS FINANCE INVESTMENTS CENTRE LIMITED, as a Borrowing Subsidiary,

by	/s/ Eric S. Fishman
Name:	Eric S. Fishman
Title:	Treasurer

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, an Issuing Bank and a Swingline Lender,

by	/s/ Debra Hrelja
Name:	Debra Hrelja
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., individually and as an Issuing Bank,

by	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, individually and as an Issuing Bank,

by	/s/ Steve Ray
Name:	Steve Ray
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, individually and as an Issuing Bank,

by	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., individually and as an Issuing Bank,

by	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

BANK OF AMERICA, N.A., individually and as an Issuing Bank,

by	/s/ Raza Jafferi
Name:	Raza Jafferi
Title:	Vice President

CITIBANK, N.A., individually and as an Issuing Bank,

by	/s/ Maureen Maroney
Name:	Maureen Maroney
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as an Issuing Bank,

by	/s/ Peter Carini
Name:	Peter Carini
Title:	Vice President

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

SIGNATURE PAGE TO

THE FIVE-YEAR CREDIT AGREEMENT

OF HESS CORPORATION

Name of Institution: The Bank of Nova Scotia

by	/s/ J. Frazell
Name:	J. Frazell
Title:	Director

Name of Institution: BNP PARIBAS

by	/s/ Claudia Zarate
Name:	Claudia Zarate
Title:	Director

by	/s/ Nicolas Anberree
Name:	Nicolas Anberree
Title:	Vice President

Name of Institution: DNB Capital LLC

by	/s/ Kelton Glasscock
Name:	Kelton Glasscock
Title:	Senior Vice President

For any Lender requiring a second signature block:

by	/s/ Joe Hykle
Name:	Joe Hykle
Title:	Senior Vice President

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

Name of Institution: HSBC Bank USA, N.A.

by	/s/ Steven Smith
Name:	Steven Smith
Title:	Director #20290

Name of Institution: Sumitomo Mitsui Banking Corporation

by	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Name of Institution:

Banco Bilbao Argentaria, S.A. New York Branch

by	/s/ Veronica Incera
Name:	Veronica Incera
Title:	Managing Director

For any Lender requiring a second signature block:

by	/s/ Nurys Maleki
Name:	Nurys Maleki
Title:	Director

Name of Institution: CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

by	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

For any Lender requiring a second signature block:

by	/s/ David Gurghigian
Name:	David Gurghigian
Title:	Managing Director

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

Name of Institution: ING CAPITAL LLC

by	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

For any Lender requiring a second signature block:

by	/s/ Hans Beekmans
Name:	Hans Beekmans
Title:	Vice President

Name of Institution: INTESA SANPAOLO S.p.A.

by	/s/ Glen Binder
Name:	Glen Binder
Title:	Vice President

by	/s/ Marco Pizzi
Name:	Marco Pizzi
Title:	Global Relationship Manager

Name of Institution: Mizuho Bank, Ltd.

by	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

Name of Institution: Standard Chartered Bank

by	/s/ Steve Aloupis
Name:	Steve Aloupis A2388
Title:	Managing Director Capital Markets

For any Lender requiring a second signature block:

by	/s/ Hsing H. Huang
Name:	Hsing H. Huang
Title:	Associate Director, Standard Chartered Bank NY

Name of Institution: Bank of China, New York Branch

by	/s/ Haifeng Xu
Name:	Haifeng Xu
Title:	Executive Vice President

Name of Institution: BRANCH BANKING AND TRUST COMPANY

by	/s/ DeVon J. Lang
Name:	DeVon J. Lang
Title:	Senior Vice President

Name of Institution: COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

by	/s/ Diane Pockaj
Name:	Diane Pockaj
Title:	Managing Director

by	/s/ Kiuli Chan
Name:	Kiuli Chan
Title:	Director

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

Name of Institution: The Northern Trust Company

by	/s/ Sophia Love
Name:	Sophia Love
Title:	Senior Vice President

Name of Institution: U.S. Bank National Association

by	/s/ John M. Eyerman
Name:	John M. Eyerman
Title:	Vice President

[Signature Page to the Hess Corporation Five-Year Credit Agreement]

Schedule 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$285,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	285,000,000
The Royal Bank of Scotland plc	285,000,000
Goldman Sachs Bank USA	285,000,000
Morgan Stanley Bank, N.A.	285,000,000
Bank of America, N.A.	190,000,000
The Bank of Nova Scotia	190,000,000
BNP Paribas	190,000,000
Citibank, N.A.	190,000,000
DNB Capital LLC	190,000,000
HSBC Bank USA, N.A.	190,000,000
Sumitomo Mitsui Banking Corporation	190,000,000
Wells Fargo Bank, National Association	190,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	120,000,000
Credit Agricole Corporate and Investment Bank	120,000,000
ING Capital LLC	120,000,000
Intesa Sanpaolo S.p.A.	120,000,000
Mizuho Bank, Ltd.	120,000,000
Standard Chartered Bank	120,000,000
Bank of China, New York Branch	67,000,000
Branch Banking and Trust Company	67,000,000
Commerzbank AG, New York and Grand Cayman Branches	67,000,000
The Northern Trust Company	67,000,000
U.S. Bank National Association	67,000,000
Total	$4,000,000,000.00

Schedule 2.05

Swingline Commitments

Swingline Lender	Initial Swingline Commitment
JPMorgan Chase Bank, N.A.	$285,000,000.00

Schedule 2.06

Issuing Banks; LC Commitments; Existing Letters of Credit

Issuing Bank	Initial LC Commitment
JPMorgan Chase Bank, N.A.	$125,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	125,000,000.00
The Royal Bank of Scotland plc	125,000,000.00
Goldman Sachs Bank USA	125,000,000.00
Morgan Stanley Bank, N.A.	125,000,000.00
Bank of America, N.A.	125,000,000.00
Citibank, N.A.	125,000,000.00
Wells Fargo Bank, National Association	125,000,000.00

Existing Letters of Credit

None.

Schedule 3.10

Scheduled Debt

None.

Schedule 6.01

Existing Liens

None.

Schedule 6.06

Transactions with Affiliates

None.

EXHIBIT A

to Credit Agreement

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility set forth below (including any letters of credit, guarantees and swingline loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[a Lender] [an Affiliate of [Lender]] [an Approved Fund]

3. Borrower:	Hess Corporation and the Borrowing Subsidiaries identified in the Credit Agreement

4. Administrative Agent:	JPMorgan Chase Bank, N.A., the Administrative Agent under the Credit Agreement

5. Credit Agreement:	Five-Year Credit Agreement dated as of January 21, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time), among Hess Corporation, the Borrowing Subsidiaries party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:[1]

(a) Commitment/Revolving Credit Exposure

Aggregate Amount of Commitment/ Revolving Credit Exposure for all Lenders	Amount of Commitment/ Revolving Credit Exposure Assigned	Percentage Assigned of Commitment/ Revolving Credit Exposure[2]
$	$	%

(b)	Competitive Loans

Amount of Assignor’s Competitive Loans	Competitive Loans Assigned by Assignor	Competitive Loans Retained by Assignor
$	$	$

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	To comply with the minimum assignment amounts set forth in 10.04(b)(ii) of the Credit Agreement.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Revolving Credit Exposure of all Lenders thereunder.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent [and Swingline Lender][3]

By:
Name:
Title:

Consented to:

[ISSUING BANK],[4] as Issuing Bank

By:
Name:
Title:

[3]	To be included only if consent of each Swingline Lender is required under Section 10.04(b) of the Credit Agreement.
[4]	To be included only if consent of each Issuing Bank is required under Section 10.04(b) of the Credit Agreement.

3

[SWINGLINE LENDER],[5] as Swingline Lender

By:
Name:
Title:

[Consented to:

HESS CORPORATION

By:
Name:
Title:][6]

[5]	To be included only if consent of each Swingline Lender is required under Section 10.04(b) of the Credit Agreement.
[6]	To be included only if the consent of the Company is required by Section 10.04(b)(i) of the Credit Agreement.

4

ANNEX I

HESS CORPORATION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than the statements, warranties or representations made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Lender that is a United States Person, attached to this Assignment and Acceptance is IRS Form W-9 certifying that such Lender is exempt from United States Federal backup withholding tax and (vi) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York.

2

EXHIBIT B

to Credit Agreement

FORM OF NOTE

[—], 2015

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a [insert jurisdiction] [corporation] [limited liability company] [limited partnership] (the “Borrower”), unconditionally promises to pay to                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Five-Year Credit Agreement dated as of January 21, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Hess Corporation, the Borrowing Subsidiaries party thereto, the lenders party thereto (including the Lender) and JPMorgan Chase Bank, N.A., as Administrative Agent, on such dates and in such amounts as are set forth in the Credit Agreement. The amounts payable under the Credit Agreement may be reduced only in accordance with the terms of the Credit Agreement. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent.

This Note is one of the Notes referred to in, and evidences the Loans made by the Lender under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be or shall automatically become immediately due and payable.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[NAME OF BORROWER]

By:
Name:
Title:

LOAN AND PRINCIPAL PAYMENTS

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notations Made By

2

EXHIBIT C

to Credit Agreement

FORM OF

OPINION OF COUNSEL TO COMPANY

HESS CORPORATION

1185 Avenue of the Americas

New York, New York 10036

Timothy B. Goodell

Senior Vice President and

General Counsel

[                ], [    ]

JPMorgan Chase Bank, N.A.

as Administrative Agent

270 Park Avenue

New York, NY 10017

The Lenders, the Swingline Lenders and the Issuing Banks party to the

Credit Agreement referred to below from time to time

Ladies and Gentlemen:

I am the general counsel of Hess Corporation, a Delaware corporation (the “Company”), and have acted as such in connection with the preparation, execution and delivery of the Five-Year Credit Agreement, dated as of January 21, 2015 (the “Credit Agreement”), among the Company, Hess Oil and Gas Holdings Inc. (“HOGH”), Hess International Holdings Limited (“HIHL”), Hess Capital Services LLC (“HCS” and together with the Company, the “DE Opinion Parties”), Hess (Netherlands) Oil and Gas Holdings C.V. (“HOGH C.V.”), Hess Overseas Finance Investments Centre Limited (“HOFIC” and together with HOGH, HIHL, HCS and HOGH C.V., the “Borrowing Subsidiaries”; the Company and the Borrowing Subsidiaries collectively being referred to as the “Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The opinions expressed below are furnished to you pursuant to Section 4.01(b) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In rendering the opinions expressed below, I have examined the following documents:

(a) the Credit Agreement and any Notes signed by the Company and the Borrowing Subsidiaries (the Credit Agreement and any such Notes being hereinafter referred to collectively as the “Transaction Documents”); and

(b) such corporate documents and records of the Company and the Borrowing Subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Company, the Borrowing Subsidiaries and other Persons as I have deemed necessary or appropriate for the purpose of this opinion.

In rendering the opinions expressed below, I have (a) relied as to certain matters of fact on certificates of the officers of the Company and the Borrowing Subsidiaries, (b) assumed, with your permission, without independent investigation or inquiry, (i) the authenticity of all documents submitted as originals, (ii) the genuineness of all signatures on all documents that I have examined (other than those of the Company or the Borrowing Subsidiaries and officers of the Company or the Borrowing Subsidiaries) and (iii) the conformity to authentic originals of documents submitted as certified, conformed or photostatic copies.

When the opinions expressed below are stated “to the best of my knowledge,” I have made reasonable and diligent investigation of the subject matters of such opinions and have no reason to believe that there exist any facts or other information that would render such opinions incomplete or incorrect.

Based upon and subject to the foregoing, I am of the opinion that:

1. (a) The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation.

   (b) HCS is duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation.

2. Each DE Opinion Party has the corporate power and authority to own, lease and operate its properties and to conduct the business in which it is currently engaged and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing or appropriately qualified in each jurisdiction where its ownership, leasing, or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to have such power and authority and the failure to be so qualified and in good standing does not, in the aggregate, constitute a Material Adverse Effect.

3. Each DE Opinion Party has the corporate power and authority to make, deliver and perform its obligations under each Transaction Document to which it is a party and to borrow under the Credit Agreement. Each DE Opinion Party has taken all necessary corporate action to authorize the borrowings on the terms and conditions of the Credit Agreement, including, solely with respect to the Company, the Company’s guarantee of the Guaranteed Obligations, and the other Transaction Documents to which it is a party, and to authorize the execution, delivery and performance of the Credit Agreement and each other Transaction Document to which it is a party. No consent or authorization of, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (i) the borrowings by any Borrower under the Credit Agreement or the guarantee by the Company of the Guaranteed Obligations or (ii) the execution, delivery and performance by any Borrower, or the validity or enforceability against any Borrower, of each Transaction Document to which it is a party.

4. Each Transaction Document has been duly executed and delivered on behalf of each Borrower that is a party thereto. Each Transaction Document constitutes a legal, valid and binding obligation of each Borrower that is a party thereto, enforceable against such Borrower in accordance with its terms.

2

5. The execution and delivery of each Transaction Document by each Borrower, the performance by each Borrower of its obligations thereunder, the consummation of the transactions contemplated thereby, the compliance by each Borrower with any of the provisions thereof, the borrowings by any Borrower under the Credit Agreement and the use of proceeds thereof, and the guarantee by the Company of the Guaranteed Obligations, all as provided therein, (a) will not violate (i) in the case of the Company, the Restated Certificate of Incorporation and the By-Laws of the Company, (ii) in the case of HCS, the Certificate of Formation and the Limited Liability Company Agreement of HCS, (iii) any requirement of law or any regulation or order of any Governmental Authority applicable to any Borrower or (iv) any Contractual Obligation of any Borrower or any of its Subsidiaries, (b) will not result in, or require, the creation or imposition of any Lien on any of its or their respective assets or properties pursuant to any such requirement of law (or regulation or order) or Contractual Obligation or (c) require any license, consent or approval of or notice to or filing with, any Governmental Authority.

6. To the best of my knowledge, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against any Borrower or against any of its or their respective properties or revenues (a) with respect to the Credit Agreement or any of the other Transaction Documents or (b) which would constitute a Material Adverse Effect.

7. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Borrowers is subject to regulation under any Federal or state statute or regulation which limits its ability to incur indebtedness.

8. The use of proceeds of the Loans, as limited by the provisions of the Credit Agreement, does not violate Regulations U or X of the Board as in effect from time to time.

The opinions set forth in the second sentence of paragraph 4 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality and reasonableness and an implied covenant of good faith and fair dealing.

I am a member of the bar of the State of New York and the opinions expressed herein are based upon and are limited to the laws of such state, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the Federal laws of the United States of America.

3

This opinion has been rendered solely for your benefit and for the benefit of your permitted assignees pursuant to Section 10.04 of the Credit Agreement in connection with the Credit Agreement and the other Transaction Documents and the transactions contemplated thereby and may not be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without my prior written consent; provided, however, that this opinion may be delivered to your regulators, accountants, attorneys and other professional advisers and may be used in connection with any legal or regulatory proceeding relating to the subject matter of this opinion.

Very truly yours,

[ / ]

4

EXHIBIT D

to Credit Agreement

[Letterhead of Issuing Bank]

FORM OF

NOTICE OF LC ACTIVITY

[insert date]

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Facsimile: (855) 439-8592, (855) 671-7087

Attention: Treasurer and Assistant Treasurer

JPMorgan Chase Bank, N.A.,

as the Administrative Agent

Loan & Agency Services

500 Stanton Christiana Rd, Ops 2, Floor 3

Newark, Delaware 19713

Facsimile: (302) 634-1417

Attention: Brittany Tidwell

Hess Corporation – Notice of LC Activity

Ladies and Gentlemen:

This Notice of LC Activity is delivered to you pursuant to Section 2.06(b) of the Five-Year Credit Agreement dated as of January 21, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Hess Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned Issuing Bank hereby gives you notice pursuant to Section 2.06(b) of the Credit Agreement that [the Issuing Bank [issued] [amended] [renewed] [extended] a Letter of Credit pursuant to a Notice of LC Request from [the Company][name of Borrowing Subsidiary]]1. A copy of such Letter of Credit [(as so [amended] [renewed] [extended])] is attached hereto as Exhibit A. The beneficiary of such Letter of Credit is                     . The stated amount of such Letter of Credit is $                    . Such Letter of Credit was issued on                      [and the [amendment] [renewal] [extension] thereof became effective on                     ]. As of the date hereof, $                     of such Letter of Credit has been drawn on. The expiration date of such Letter of Credit is                      ,         . [Issuing Bank to add any other information with respect to the amendment, renewal, extension or expiry of, or drawing under, such Letter of Credit as the Administrative Agent may reasonably request.]

,
as Issuing Bank,

By:
Name:
Title:

[1]	In the case of a Notice of LC Activity delivered in connection with an expiry of, or a drawing under a Letter of Credit, identify the applicable Letter of Credit and specify such expiration date or the amount of such drawing.

Exhibit A

[See Attached Letter of Credit]

EXHIBIT E

to Credit Agreement

[Letterhead of Company/Borrowing Subsidiary]

FORM OF

NOTICE OF LC REQUEST

[insert date]

,
as the Issuing Bank

Facsimile:

Attention:

JPMorgan Chase Bank, N.A.,

as the Administrative Agent

Loan & Agency Services

500 Stanton Christiana Rd, Ops 2, Floor 3

Newark, Delaware 19713

Facsimile: (302) 634-1417

Attention: Brittany Tidwell

Hess Corporation – Notice of LC Request

Ladies and Gentlemen:

This Notice of LC Request is delivered to                     , as an issuing bank (the “Issuing Bank”), pursuant to Section 2.06(b) of the Five-Year Credit Agreement dated as of January 21, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Hess Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

1. [The Company [and [name of Borrowing Subsidiary]] request[s] that a Letter of Credit (the “Letter of Credit”) be issued as provided herein. The amount of the Letter of Credit is $                . After giving effect to the issuance of the Letter of Credit, (i) the aggregate LC Exposure will not exceed $2,000,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by the Issuing Bank will not exceed the LC Commitment of the Issuing Bank (unless otherwise agreed by the Issuing Bank), (iii) the Revolving Credit Exposure of any Lender will not exceed the Commitment of such Lender, (iv) the sum of the Total Exposures of all the Lenders will not exceed the sum of the Commitments of all the Lenders, and (v) the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date, the

Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date will not exceed the sum of the Commitments that have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans and such Competitive Loans.] [The Company [and [name of Borrowing Subsidiary]] request[s] that the [identify Letter of Credit] (the “Letter of Credit”) be [amended] [renewed] [extended] as provided herein. After giving effect to the [amendment] [renewal] [extension] of the Letter of Credit, (i) the aggregate LC Exposure will not exceed $2,000,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by the Issuing Bank will not exceed the LC Commitment of the Issuing Bank (unless otherwise agreed by the Issuing Bank), (iii) the Revolving Credit Exposure of any Lender will not exceed the Commitment of such Lender, (iv) the sum of the Total Exposures of all the Lenders will not exceed the sum of the Commitments of all the Lenders, and (v) the sum of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date, the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date will not exceed the sum of the Commitments that have been extended to a date after the latest expiration date of such Letters of Credit and the latest maturity date of such Swingline Loans and such Competitive Loans.]

2. The proposed date of the requested [issuance] [amendment] [renewal] [extension] of the Letter of Credit is                      ,          (which is a Business Day).

3. The expiration date of the Letter of Credit is                      ,         .8

4. [Company/Borrowing Subsidiary to add any other information necessary to prepare, amend, renew or extend the Letter of Credit (including amount of Letter of Credit, name and address of the beneficiary thereof, drawing conditions, etc.).]

The undersigned Financial Officer of the Company [and the Borrowing Subsidiary] certifies that each of the conditions precedent to the proposed issuance set forth in Section[s] 4.02 [and 4.03]9 of the Credit Agreement has been satisfied.

The Company [and [name of Borrowing Subsidiary]] has caused this Notice of LC Request to be executed and delivered by a Financial Officer of the Company [and [name of Borrowing Subsidiary]] this      day of                 ,         .

HESS CORPORATION

By:
Name:
Title:

[[NAME OF BORROWING SUBSIDIARY]

By:
Name:
Title:]

[8]	Insert date that is no less than 30 Business Days prior to the Maturity Date. The Maturity Date and the Availability Period, as such terms are used in the Credit Agreement in reference to any Issuing Bank or any Letter of Credit issued by such Issuing Bank, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.
[9]	Insert in the case of any letters of credit issued for the account of a Borrowing Subsidiary.

2

EXHIBIT F-1

to Credit Agreement

[FORM OF] BORROWING SUBSIDIARY AGREEMENT dated as of [            ], among HESS CORPORATION, a Delaware corporation (the “Company”), [NAME OF BORROWING SUBSIDIARY], a [insert jurisdiction] [corporation] [limited liability company] [limited partnership] (the “New Borrowing Subsidiary”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

Reference is made to the Five-Year Credit Agreement dated as of January 21, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to, and issue Letters of Credit for the account of, the Company and the Borrowing Subsidiaries. The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement. The Company and the New Borrowing Subsidiary represent that the New Borrowing Subsidiary is a Significant Subsidiary incorporated or organized, as applicable, under the laws of [            ]. The Company represents that the representations and warranties of the Company in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Agreement. The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Guaranteed Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement, and will be liable for the observance and performance of all of the obligations of a Borrowing Subsidiary under the Credit Agreement (including as a Borrower thereunder) to the same extent as if it had been one of the original parties to the Credit Agreement, including, without limitation, Section 10.03 thereof.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

HESS CORPORATION,

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By:
Name:
Title:

2

EXHIBIT F-2

to Credit Agreement

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

Loan & Agency Services

500 Stanton Christiana Rd, Ops 2, Floor 3

Newark, Delaware 19713

Facsimile: (302) 634-1417

Attn: Brittany Tidwell

[Date]

Ladies and Gentlemen:

The undersigned, Hess Corporation, a Delaware corporation (the “Company”), refers to the Five-Year Credit Agreement dated as of January 21, 2015 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Company hereby terminates the status of [            ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees or in respect of Letters of Credit (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the termination of the status of [            ] as a Borrowing Subsidiary under the Credit Agreement, the Company agrees that nothing shall affect its obligations under Article IX of the Credit Agreement with respect to any Guaranteed Obligations incurred prior to the date hereof or any of its obligations that survive the repayment in full of the Loans, the expiration or termination of the Commitments or the termination of the Credit Agreement, as provided in Section 10.05 of the Credit Agreement.

Very truly yours,

HESS CORPORATION,

By:
Name:
Title: